Exhibit 10.2

MEMBERSHIP INTERESTS

PURCHASE AND SALE AGREEMENT

between

LARAMIE ENERGY, LLC,

AS SELLER

and

PLAINS EXPLORATION & PRODUCTION COMPANY,

AS BUYER

Dated as of April 18, 2007

i

7.4	Survival	14

ARTICLE VIII MISCELLANEOUS		14
8.1	Exhibits and Schedules	14
8.2	Expenses	14
8.3	Notices	14
8.4	Amendment	15
8.5	Assignment	15
8.6	Announcements	15
8.7	Headings	16
8.8	Counterparts	16
8.9	References	16
8.10	Governing Law	16
8.11	Entire Agreement	16
8.12	Parties in Interest	16
8.13	Knowledge and Reasonable and Commercially Reasonable Efforts	16

ii

TABLE OF EXHIBITS AND SCHEDULES

Exhibits	Title	Page

A	LLC Assignment	3

Schedules

2.3(a)	Interim Expansion	3
2.3(b)	Permanent Expansion	4
3.2(b)	Litigation	5

iii

MEMBERSHIP INTERESTS

PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of April 18, 2007 (the “Execution Date”), is between Laramie Energy, LLC, a Delaware limited liability company (“Seller”) and Plains Exploration & Production Company, a Delaware corporation (“Buyer”).

RECITALS

A. Buyer desires to purchase a membership interest in Collbran Valley Gas Gathering, LLC, a Colorado limited liability company (“CVGG”), consisting of 25,000 Units representing 25% of the issued and outstanding membership interests in CVGG (the “LLC Interests”).

B. Seller desires to sell the LLC Interests to Buyer on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the indicated meaning:

“Adverse Consequences” means all actions, suits, arbitrations, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (including natural resource damages), dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, fees (including court costs and attorneys’, consultants’ and experts’ fees and expenses).

“Affiliate” means a Person that directly or indirectly controls, is controlled by or is under common control with, such Person. A Person that has a 50 percent or more interest in another Person shall be conclusively deemed to be a controlling Person.

“Agreement” is defined in the introductory paragraph.

“Background Materials” is defined in Section 4.5.

“Buyer” is defined in the introductory paragraph.

“Buyer Indemnified Parties” is defined in Section 7.1(b).

“Claim Amount” is defined in Section 7.1(c)(ii).

“Claim Notice” is defined in Section 7.1(c)(ii).

“Closing” is defined in Section 5.1.

“Closing Amount” is defined in Section 2.3(d).

“Closing Date” is defined in Section 5.1.

“CVGG” is defined in Recital A.

“CVGG Assets” is defined in Section 3.4.

“DOJ” means the Department of Justice.

“Effective Date” means 12:00 a.m. Mountain time on January 1, 2007.

“Execution Date” is defined in the introductory paragraph.

“Encumbrance” means any charge, claim, community property interest, equitable interest, lien (for taxes or any other indebtedness or matter), option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorities” means any of the following: (a) any nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, tribal, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnity Payment Date” is defined in Section 7.1(c)(ii).

“Interim Expansion” is defined in Section 2.3(a).

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

“LLC Assignment” is defined in Section 2.1.

“LLC Interests” is defined in Recital A.

“Loss” is defined in Section 7.1(c)(i).

“On-Site Due Diligence” is defined in Section 6.4.

“Outside Closing Date” is defined in Section 5.1.

“Permanent Expansion” is defined in Section 2.3(b).

“Permitted Encumbrances” means: (i) Liens for taxes that are not yet due and payable, (ii) materialmen’s, mechanic’s, worker’s, repairmen’s, employees’, carriers’, warehousemen’s and other like liens, so long as the same relate to amounts that are not more than 30 days past due, and (iii) Encumbrances created by the Colorado Limited Liability Company Act and the operating agreement of CVGG.

“Person” means an individual, natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or any other entity.

“Purchase Price” is defined in Section 2.2.

“Seller” is defined in the introductory paragraph.

“Seller Indemnified Parties” is defined in Section 7.1(a).

“Settlement Statement” is defined in Section 2.3(d).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the provisions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, the LLC Interests. The LLC Interests will be transferred to Buyer pursuant to an Assignment of Limited Liability Company Membership Interests in the form of Exhibit A hereto (the “LLC Assignment”).

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the LLC Interests shall be $40,000,000.

2.3 Adjustments to Purchase Price.

(a) The members of CVGG have approved an interim expansion of the processing capacity of CVGG’s gathering system to 100 Mmcf/day as described in the Interim Expansion Authorization for Expenditure dated February 27, 2007 attached hereto as Schedule 2.3(a) (the “Interim Expansion”). Amounts paid by Seller with regard to the Interim Expansion are expense reimbursements to CVGG paid by Seller as a shipper on CVGG’s gathering system, and not capital contributions.

(b) The members of CVGG also have approved a permanent expansion of the processing capacity of CVGG’s gathering system to 120 Mmcf/day as described in the

Permanent Expansion Authorization for Expenditure dated February 27, 2007 attached hereto as Schedule 2.3(b) (the “Permanent Expansion”). Amounts paid by Seller with regard to the Permanent Expansion will constitute capital contributions to CVGG.

(c) The members of CVGG approved a first quarter 2007 capital call in March, 2007 to fund the final costs of the initial development project. The Seller’s 25% share of the capital call is $1,468,300.00 and has been paid in full. The Purchase Price shall not be adjusted for this capital call.

(d) The Purchase Price shall be adjusted at Closing pursuant to a settlement statement (the “Settlement Statement”) prepared by Seller and submitted, together with reasonably detailed supporting documentation, to Buyer two days prior to Closing for Buyer’s review and comment. The Settlement Statement shall set forth the adjustments to the Purchase Price as set forth below in this Section 2.3(d) (as so adjusted, the “Closing Amount”):

(i) The Purchase Price shall be increased by the aggregate amount of any expense reimbursements or capital contributions made by Seller to CVGG with regard to the Interim Expansion, the Permanent Expansion, and any other capital contributions made by Seller to CVGG between the Effective Date and 12:00 a.m. Mountain Time on the Closing Date to the extent any such other capital contributions are attributable to the period after the Effective Date.

(ii) The Purchase Price shall be reduced by the aggregate amount of any distributions received by Seller from CVGG between the Effective Date and 12:00 a.m. Mountain Time on the Closing Date.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

3.1 Existence and Power.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the State of Colorado.

(b) Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby are within Seller’s limited liability company powers and have been duly and validly authorized by all requisite limited liability company action.

(c) This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement and the other documents and instruments executed at Closing to which Seller is a party do, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution, delivery and performance by Seller of this Agreement and the other documents and instruments executed at Closing to which it is a party will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of (i) any applicable Law, (ii) Seller’s certificate of formation, limited liability company agreement or other governing documents, (iii) the articles of organization, operating agreement or other governing documents of CVGG, (iv) any agreement or arrangement to which Seller is a party or which is binding upon Seller or any of its assets, or (v) to the knowledge of Seller, any agreement or arrangement to which CVGG is a party or which is binding upon CVGG or any of its assets.

(e) Seller has furnished to Buyer a true and correct copy of CVGG’s articles of organization and limited liability company operating agreement as amended to the date hereof and which is in full force and effect. Seller, and to Seller’s knowledge, neither CVGG nor any other member therein is in violation of any of the provisions of such articles of organization or limited liability company operating agreement.

3.2 Litigation.

(a) There is no action, suit, or proceeding pending against, or to Seller’s knowledge, threatened against or affecting, Seller before any court, any arbitrator, or otherwise by or before any Person.

(b) To Seller’s knowledge, except as set forth in Schedule 3.2(b), there is no action, suit, or proceeding pending against or threatened against or affecting CVGG before any court, any arbitrator, or otherwise by or before any Person.

3.3 Ownership Interests. Immediately prior to giving effect to the transactions contemplated by this Agreement, Seller owns of record and beneficially 25% of the issued and outstanding membership interests in CVGG free and clear of any Encumbrance, other than Permitted Encumbrances. Other than Seller, MEG Colorado Gas Service LLC and Delta Petroleum Corporation, there have been no other members in CVGG since its formation. Except as provided in this Agreement with respect to Buyer, Seller has not granted to any Person any right or has entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the direct or indirect acquisition, purchase, sale, transfer, assignment, creation or issuance of any equity interest in CVGG.

3.4 CVGG Assets. To the knowledge of Seller, CVGG has such title to its gathering system and processing plant assets (the “CVGG Assets”) as is normal and customary in the natural gas gathering and processing industry.

3.5 Compliance with Law. To Seller’s knowledge, CVGG is, and at all times since its formation has been, in material compliance with all Laws that are or were applicable to it or to the conduct or operation of CVGG’s business or the ownership of any of its respective assets.

To Seller’s knowledge, CVGG has acquired and maintains, or has made proper application to obtain, from appropriate Governmental Authorities all permits necessary to conduct its operations as currently conducted and as contemplated by the Interim Expansion and the Permanent Expansion in material compliance with applicable Laws.

3.6 CVGG Company Matters.

(a) CVGG is a limited liability company duly organized, validly existing and in good standing under the law of the State of Colorado.

(b) CVGG has all requisite power and authority to carry on its business as presently conducted.

(c) The LLC Interests are not certificated.

(d) To Seller’s knowledge, (i) CVGG has conducted no business or operations other than gas gathering, processing and transportation activities in the Collbran Valley area of the Piceance Basin area of western Colorado and (ii) CVGG has no assets other than lands and such other property ancillary to such business and operations.

(e) To Seller’s knowledge, CVGG does not own or hold, directly or indirectly, any equity or other ownership interest in any limited liability company, partnership, joint venture, or other Person.

(f) CVGG has no employees, and has never had any employees. CVGG has not ever maintained, contributed to , sponsored or been a party to any employee benefit plan as defined in section 3(3) of ERISA. Neither CVGG nor any ERISA Affiliate of CVGG has incurred any liability under Title IV of ERISA.

3.7 Broker’s and Finder’s Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

4.1 Existence, Power and Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and on the date of Closing will be duly qualified to do business in the State of Colorado.

(b) Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c) This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement and the other documents and instruments executed at Closing to which Buyer is a party do, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution, delivery and performance by Buyer of this Agreement and the other documents and instruments executed at Closing to which it is a party will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of (i) any applicable law, (ii) Buyer’s certificate of incorporation, bylaws, or other governing documents, or (iii) any agreement or instrument to which Buyer is a party or is bound.

4.2 Broker’s and Finder’s Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

4.3 Investment Representation. Buyer is acquiring the LLC Interests for its own account and not with a view to, or for resale in connection with, any distribution or public offering. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the LLC Interests and of making an informed investment decision and is able to bear the economic risk of such investment. Buyer has been provided with, or had access to, such information that it deems necessary to, or useful in, its evaluation of the merits and risks of an investment in the LLC Interests and the making of an informed investment decision. Buyer has been afforded the opportunity to ask questions of Seller concerning the LLC Interests. In addition, Buyer has had the opportunity to consult with its own attorneys, accountants, and other consultants regarding the business, tax, and legal merits of acquiring the LLC Interests.

4.4 Litigation. There is no action, suit, proceeding, claim or to Buyer’s knowledge, investigation pending or, to Buyer’s knowledge, threatened against Buyer in any court or by or before any Person or arbitration or mediation that would impair Buyer’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby.

4.5 Independent Evaluation. Buyer has retained and taken advice concerning the LLC Interests, the business and assets of CVGG and the transactions contemplated hereby from advisors and consultants which are knowledgeable about the natural gas gathering and processing business and Buyer is aware of its risks. Buyer has been afforded the opportunity to examine Seller’s records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the LLC Interests and the business and assets of

CVGG (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the LLC Interests and the business and assets of CVGG that Seller and Seller’s authorized representatives have compiled or generated; provided, however, that Buyer acknowledges and agrees that neither Seller nor any other Seller Indemnified Party has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the LLC Interests and the business and assets of CVGG, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the LLC Interests and the business and assets of CVGG. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction. Buyer’s representatives have visited the offices of Seller and have been given opportunities to examine the Background Materials. Except as expressly provided in this Agreement, neither Seller, Seller’s authorized representatives nor any other Seller Indemnified Party shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the LLC Interests and the business and assets of CVGG provided by or on behalf of Seller or any other Seller Indemnified Party.

4.6 No Conflicts. The execution, delivery and performance Buyer of this Agreement and the other documents and instruments executed at Closing to which it is a party, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not (a) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any agreement or instrument to which Buyer is a party or by which it is bound, or (b) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Law or any judgment, decree, or order applicable to Buyer.

ARTICLE V

CLOSING

5.1 Closing. The closing of the transaction provided for herein (the “Closing”) shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Denver, Colorado, 80203 or at such other place as shall be mutually agreed by Buyer and Seller, on May 31, 2007; provided, that the Closing shall occur on or before June 29, 2007, as such date may be extended by the mutual agreement of the parties (the “Outside Closing Date”). The date the Closing actually occurs is referred to herein as the “Closing Date”.

5.2 Mutual Conditions to Closing. The obligations of the parties at the Closing are subject, at the option of each party, to the satisfaction or wavier by such party of the following conditions precedent:

(a) Neither party shall be subject to any writ, directive, prohibition, restriction, order, decree or injunction of any Governmental Authority or a court or tribunal of competent jurisdiction which prevents or delays any of the transactions provided for by this Agreement, and no suit, action or other proceeding or investigation or review shall be threatened or pending before any court or Governmental Authority concerning this Agreement or the consummation of the transactions provided for herein; and

(b) The closing of the sale of the exploration and production assets of Seller to Buyer shall have occurred.

5.3 Buyer’s Conditions to Closing. The obligations of Buyer at the Closing are subject, at Buyer’s option, to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions precedent:

(a) Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by Seller at or prior to the Closing and Buyer shall have received a certificate to that effect from the Chief Executive Officer of Seller, dated the Closing Date;

(b) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (if not qualified by materiality), or true and correct (if qualified by materiality) when made as of the Closing with the same effect as though made at and as of the Closing, and Buyer shall have received a certificate to that effect from the Chief Executive Officer of Seller, dated the Closing Date;

(c) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Buyer) by or from applicable Governmental Authorities; and

(d) Buyer shall have completed its On-Site Due Diligence and shall be reasonably satisfied as a result thereof there exist no facts or circumstances pertaining to the physical condition of CVGG’s properties or assets that would reasonably be likely to result in a material adverse effect with respect to CVGG, or its properties and assets taken as a whole.

5.4 Seller’s Conditions to Closing. The obligations of Seller at the Closing are subject, at its option, to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions precedent:

(a) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by Buyer at or prior to the Closing and Seller shall have received a certificate to that effect from the president or a vice president of Buyer, dated the Closing Date;

(b) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (if not qualified by materiality), or true and correct (if qualified by materiality) when made and as of the Closing with the same effect as though made at and as of the Closing and Seller shall have received a certificate to that effect from the president or a vice president of Buyer, dated the Closing Date; and

(c) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

5.5 Actions To Be Taken At Closing. In addition to any other actions required to be taken at the Closing pursuant to this Agreement, at the Closing, each of the following events shall occur, each being a condition precedent to the others:

(a) Seller shall deliver to Buyer a certificate from the Chief Executive Officer of Seller as to the matters set forth in Section 5.3(a) and (b).

(b) Buyer shall deliver to Seller a certificate from the president or a vice president of Buyer as to the matters set forth in Section 5.4(a) and (b).

(c) Seller and Buyer shall each execute and deliver the LLC Assignment.

(d) Seller and Buyer shall each execute and deliver the Settlement Statement.

(e) Buyer shall deliver to Seller the Closing Amount by wire transfer in immediately available funds to an account designated by Seller.

5.6 Termination.

(a) This Agreement and the transactions provided for herein may be terminated (i) by the mutual written agreement of the parties; (ii) by either Buyer or Seller, if the consummation of the transactions provided for herein would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages to third parties in connection with, the Closing; (iii) by Seller, if Buyer has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, and, in the case of such representations, warranties, covenants or agreements default or breach, such default or breach shall not have been cured within 10 business days after receipt by Buyer of notice specifying particularly such default or breach; or (iv) by Buyer, if Seller has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, and in the case of such representations, warranties, covenants, or agreements default or breach, such default or breach shall not have been cured within 10 business days after receipt by Seller of notice specifying particularly such default or breach.

(b) This Agreement and the transactions provided for herein shall terminate without any further action by Seller or Buyer if the Closing has not occurred on or before the Outside Closing Date.

(c) If Closing does not occur because of a breach of this Agreement by one of the parties or a party’s failure or refusal to close that is not permitted by the terms of this

Agreement, then the other party shall be entitled to all remedies such party may have at law or in equity, including without limitation the remedy of specific performance. If this Agreement is terminated for any other reason, such termination is without liability to either party.

ARTICLE VI

OBLIGATIONS PRIOR TO CLOSING

6.1 Mutual Obligations of the Parties. The parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities and such other Persons as shall be necessary to permit the consummation of the transactions provided for by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in 7.1 and to effect the consummation of the transactions provided for by this Agreement.

6.2 HSR Act. Within five business days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. The fees required for such filings shall be the responsibility of Buyer. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement dated March 19, 2007 between Buyer and Seller, shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.

6.3 Actions with Respect to CVGG Prior to Closing.

(a) From the date of this Agreement until the Closing, except as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld, Seller shall not, in its capacity as a member of CVGG:

(i) Agree or consent to any amendment to the operating agreement or other organizational documents of CVGG;

(ii) Agree or consent to the merger, reorganization, liquidation or sale of all or substantially all of the assets of CVGG; or

(iii) Agree or consent to any increase in excess of ten percent (10%) over the cost of the Interim Expansion or the Permanent Expansion as set forth in Schedules 2.3(a) and (b) respectively, to the extent such increase requires Seller’s consent under the Operating Agreement of CVGG.

(b) From the date of this Agreement until Closing, Seller agrees to make all required capital contributions to CVGG with regard to the Interim Expansion and the Permanent Expansion in a timely manner.

6.4 Access; Cooperation. Seller shall provide Buyer and its Affiliates, and their accountants, attorneys and other authorized representatives, the right, upon reasonable notice and during normal business hours, to enter upon its offices, during regular business hours upon reasonable notice to Seller, in order to inspect Seller’s records concerning CVGG, to the extent reasonably necessary for Buyer to prepare to own and operate the LLC Interests immediately after the Closing. Seller shall also use reasonable business efforts (i) to arrange similar access for Buyer to the records concerning CVGG maintained by MEG Colorado Gas Service, LLC, the Manager of CVGG and (ii) to arrange access for Buyer to CVGG’s properties for purposes of facilitating physical inspection and an environmental assessment (the “On-Site Due Diligence”). Each party shall generally cooperate with the other party and their officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the consummation of the transactions provided for herein in accordance with the provisions of this Agreement.

6.5 Financial Statements. Seller will use reasonable business efforts to deliver (i) within one business day of receipt and in no event later than the Closing Date, financial statements of CVGG for the fiscal year ended December 31, 2006, together with the audit report thereon of CVGG’s independent public accountants and (ii) within 40 days after the end of each fiscal quarter ending prior to the Closing Date, unaudited financial statements of CVGG, in each case meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission. Seller will use reasonable business efforts to cause CVGG’s auditors to issue in favor of, or as requested by, Buyer, any consents, reports, opinions and comfort letters with respect to such financial statements that would be required by Buyer to issue and sell securities in one or more public offerings (through underwriters or otherwise), or otherwise as required by Buyer to comply with its continuous reporting obligations under the Securities Exchange Act of 1934, as amended, or the requirements of any stock exchange on which Buyer’s securities are listed or admitted for trading.

ARTICLE VII

OBLIGATIONS AFTER CLOSING

7.1 Indemnification. After the Closing, the parties shall indemnify each other as set forth below.

(a) Buyer’s Indemnification of Seller. Buyer shall defend, indemnify and save and hold harmless Seller, its Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against and shall promptly reimburse Seller Indemnified Parties for any and all Adverse Consequences with respect to (i) any representation or warranty of Buyer contained in this Agreement being untrue or misleading (disregarding any qualifications with respect to materiality or material adverse effect); or (ii) any agreement or covenant of Buyer contained in this Agreement being breached.

(b) Seller’s Indemnification of Buyer. Seller shall defend, indemnify and save and hold harmless Buyer, its Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against and shall promptly reimburse the Buyer Indemnified Parties for any and all Adverse Consequences with respect to (i) any representation or warranty of Seller contained in this Agreement being untrue or misleading (disregarding any qualifications with respect to materiality or material adverse effect); or (ii) any agreement or covenant of Seller contained in this Agreement being breached.

(c) Procedures. The indemnification contained in this Section 7.1 shall be implemented as follows:

(i) Such indemnity shall extend to any actual loss, cost, expense, liability, fines, obligation or damage (“Loss”) incurred or suffered by the indemnified party, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to the Adverse Consequences indemnified against.

(ii) The amount of each payment claimed by an indemnified party to be owing and the basis for such claim, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed, shall be set forth by such party in a statement delivered to the indemnifying party (the “Claim Notice”). The amount claimed (the “Claim Amount”) shall be paid by such indemnifying party as and to, and only to the extent required herein within 30 days after receipt of such statement or after the amount of such payment has been finally established, whichever last occurs (the “Indemnity Payment Date”).

(iii) Promptly after notification to an indemnified party with respect to any claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Section 7.1, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within 60 days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter with counsel reasonably satisfactory to the indemnified party (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation, through attorneys of the indemnifying party’s choice; provided, however, that no such settlement can result in any liability or cost to the indemnified party without its consent. In the event of such an election by the indemnifying party to assume control, (A) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party, and (B) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the indemnified party will use its reasonable efforts to defend, at the indemnifying party’s expense, any claim, legal action or other matter to which such other party’s indemnification under this Section 7.1 applies until the indemnifying party assumes such defense, and, if the indemnifying party fails to assume such defense within the time period provided above, settle the same in the indemnified party’s reasonable discretion at the indemnifying party’s expense.

7.2 Limitations on Indemnification.

Notwithstanding anything herein to the contrary:

(a) Seller shall have no liability or obligation for any Losses under Section 7.1 unless the aggregate Losses which the Buyer Indemnified Parties are entitled to recover under Section 7.1 exceed one percent (1%) of the Purchase Price.

(b) In addition, in no event shall Seller be obligated under this Agreement to indemnify Buyer for an aggregate amount of Losses in excess of six percent (6%) of the Purchase Price.

7.3 Further Assurances. Buyer and Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

7.4 Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall survive the Closing until the three month anniversary thereof.

ARTICLE VIII

MISCELLANEOUS

8.1 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

8.2 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including without limitation, legal and accounting fees, costs and expenses.

8.3 Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by recognized overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

If to Seller:

Laramie Energy, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attention: Robert S. Boswell

Facsimile: (303) 339-4399

With a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street, Suite 4100

Denver, Colorado 80203

Attention: Phillip R. Clark

Facsimile: (303) 866-0200

If to Buyer:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Attention: John F. Wombwell

Executive Vice President and General Counsel

Facsimile: (713) 579-6231

Any party may change the address to which notices and other communications hereunder can be delivered by giving the other party notice in the manner herein set forth. A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth business day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the second business day following its deposit with a recognized overnight courier service, with charges prepaid, or (iv) the business day it is sent by confirmed facsimile transmission (if sent before 5:00 p.m. local time of the receiving party) or the next business day (if sent after 5:00 p.m. of such local time).

8.4 Amendment. This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.5 Assignment. No party may assign all or any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other party.

8.6 Announcements. The parties shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no party shall issue any such press release or make any other announcement without the prior written consent of the other parties.

8.7 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. This Agreement shall become operative when each party has executed at least one counterpart of this Agreement.

8.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

8.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the Colorado, without regard to conflicts of law.

8.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. No representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by the parties or Affiliates of the parties that is not set forth in this Agreement or in the instruments referred to herein, and no party or Affiliate of a party shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

8.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other Person or entity any benefits, rights or remedies.

8.13 Knowledge and Reasonable and Commercially Reasonable Efforts. The knowledge or best knowledge of a Party, or similar phrases, shall mean, for purposes of this Agreement, the actual knowledge of the Party at the time the assertion regarding knowledge is made. If the party is a corporation or other entity other than a natural person, such actual knowledge must be on the part of the Person having supervising management authority over the matters to which such knowledge pertains. Reasonable or commercially reasonable efforts as used in this Agreement do not include the obligation to pay consideration.

[Signatures on Next Page]

THIS AGREEMENT is executed by the parties as of the date set forth above.

SELLER:

LARAMIE ENERGY, LLC, a Delaware limited liability company

By:	/s/ Robert S. Boswell
Robert S. Boswell, Chairman and Chief
Executive Officer

BUYER:

PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation

By:	/s/ James C. Flores
James C. Flores, Chairman,
President and Chief Executive Officer